CUSTODIAN AGREEMENT


This Agreement is made on 17 November 1999 between

(1)  MERRILL LYNCH INTERNATIONAL (the "Custodian") and

(2) LF Strategic Realty Investors L.P., Prometheus AAPT Holdings, L.L.C. and Prometheus Western Retail, LLC, acting jointly and severally
     (collectively, the "Customer").

It is agreed as follows:

1    Definitions

In this Agreement:

1.1 Collateralised Guarantee means the Collateralised Guarantee dated 17 November 1999 from LF Strategic Realty Investors L.P. and Prometheus AAPT Holdings, L.L.C., as amended and supplemented from time to time

1.2 "Customer Account" means the Collateral Account under Facility Agreement and the Guarantor Collateral Account under the Collateralised Guaranty

1.3 "Facility Agreement" means the facility letter dated 17 November 1999 between Merrill Lynch International ("MLI"), Prometheus Western Retail, LLC, Commonwealth Atlantic Properties Investors Trust and Prometheus Investment Holding Corp., as amended by First Amendment to Facility Letter dated 17 November 1999, as further amended and supplemented from time to time

1.4 "Instructions" means any instructions given by the Customer in relation to any specified transaction in writing or by facsimile or telex, signed or given by any one of the persons specified in or notified pursuant to Clause 11

1.5 "Rules" means the Rules of The Securities and Futures Authority Limited as from time to time in effect and

1.6 "Securities" means the Collateral Securities (as defined in the Facility Agreement) and the Guarantor Collateral Securities (as defined in the Collateralised Guaranty) and shall include all other investments, as defined in the Financial Services Act 1986 (as amended or re-enacted from time to time) and physical commodities (or any certificates or documents of or evidencing title to any of the same), which the Customer may at any time deposit with the Custodian to be held on the terms of this Agreement.

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2    Appointment of Custodian

     The Customer hereby appoints the Custodian to act as custodian of the Securities in accordance with the terms and conditions of this Agreement and to provide the services described in this Agreement.

3    Warranties and Statements under the Rules

3.1 The Customer warrants to and for the benefit of the Custodian that it is duly organised and validly existing under the laws of its jurisdiction of establishment, has full capacity and authority to enter into this Agreement and to carry out all the transactions contemplated in this Agreement and has taken all necessary action (including the obtaining of all necessary consents, registrations and the like of or with any government or other regulatory body or authority) to authorise the execution, delivery and performance of this Agreement.

3.2 The Customer understands that the Custodian is regulated by of The Securities and Futures Authority Limited, that its name is as set out at the beginning of this Agreement and that at the date of this Agreement its registered office is at the address set out for the Custodian pursuant to Clause 12.

3.3 The Customer further understands that the Custodian is proposing to and will treat the Customer as a non-private customer within the meaning of the Rules for all the purposes of this Agreement and acknowledges that in accordance with the Rules it has agreed that its monies shall not be treated by the Custodian as or deemed to be Client Money for the purpose of the Financial Services (Client Money) Regulations 1991 (as amended).

3.4 As respects cash items, the first sum paid in shall be the first paid out, and a payment in shall discharge the first undischarged debit item, and no cash item shall be held for a period of a year or more.

3.5 Notwithstanding any of its rights and duties under this Agreement, nothing in this Agreement shall make the Custodian a manager or adviser in respect of any Securities and the Custodian is not required to have regard to any particular investment objectives. The Custodian will not be subject to any fiduciary duties towards the Customer and will not incur any duty of disclosure towards the Customer or be subject to any restriction in dealing for the Custodian's own or its customers' account by reason of any custodial services provided to the Customer.

4    Deposit of Securities

4.1 The Customer may tender Securities to the Custodian, which may decline to accept Securities tendered to it if it determines that it would be

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     illegal or contrary to any applicable rules of any exchange or market for the Custodian to accept such Securities or if the Custodian reasonably suspects that such Securities are tainted by fraud.

4.2 The Customer and the Custodian shall agree from time to time the normal categories of Securities, and the markets in which such Securities are to be dealt in, to be deposited under the terms of this Agreement and, if the Customer intends to tender Securities to the Custodian under this Clause falling outside such categories or to be dealt in on other market(s), it shall give 30 days' (or such lesser period as the Custodian may agree) notice to the Custodian of its intention to tender Securities of such category or to be dealt in on such market(s). At any time during such period the Custodian may notify the Customer that it will decline to accept such Securities if it determines that custodianship facilities suitable for holding Securities of that particular category or to be dealt in on such market(s) are not reasonably available to it.

4.3 The Custodian shall be entitled to treat Securities accepted by it as fungible or at any time to allocate specific Securities to the Customer, any such treatment or allocation to be binding on the Customer.

4.4  Intentionally Omitted.

4.5 The Securities held in the Customer Account shall, at all times, as between the Custodian (in its capacity as such) and the Customer be the property of the Customer, and the Custodian shall not have the power or authority to transfer, assign, hypothecate, pledge or otherwise dispose of any of the Securities to any person except as expressly permitted by the provisions of this Agreement, the Facility Agreement or the Collateralised Guarantee.

5    Transactions Requiring Instructions

     The Custodian shall carry out the following transactions in relation to the Securities upon receipt of specific Instructions:

5.1 Sales: The Custodian shall deliver Securities sold by the Customer and receive payment for those Securities in such manner as may be specified by the Customer in its Instructions (and, in the absence of specific Instructions to the contrary, shall make such payment available to MLI for application in accordance with the Facility Agreement).

5.2 Purchases: The Custodian shall make payment for and receive Securities purchased by the Customer (insofar as monies are made available to the Custodian by the Customer to make such payment), payment to be made by


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     the Custodian in such manner as may be specified by the Customer in its
     Instructions.

5.3 Exercise of rights, etc: The Custodian shall deal with rights (including rights to subscribe for securities and conversion rights), warrants and other similar securities received by it in connection with the Securities only in the manner and to the extent specified in Instructions.

5.4 Voting: The Custodian shall not exercise any voting rights attached to any of the Securities except as directed by Instructions received by the Custodian.

     The Customer shall on demand pay to the Custodian such transaction fees (together with value added tax, if any) as the Custodian may from time to time specify in respect of each delivery of Securities to or out of the Customer Account and such other fees (together with value added tax, if any) as may be agreed by the Customer and the Custodian from time to time.

6    Transactions not Requiring Instructions

     The Custodian shall be entitled to carry out the following transactions relating to the Securities without seeking Instructions from the
     Customer:

6.1 Signature of Certificates: The Customer hereby authorises the Custodian to sign any certificates of ownership or other certificates relating to the Securities which may be required by any regulations made by the Commissioners of Inland Revenue, the United States Internal Revenue Service or any other regulatory authority, whether governmental or otherwise, relating to income tax, any other tax levied or ownership.

6.2  Intentionally Omitted.

6.3  Intentionally Omitted.

6.4 Receipt of Securities: The Custodian shall receive and hold for the account of the Customer all Securities received as a distribution on Securities held by the Custodian as a result of a stock dividend, share sub-division or reorganisation, capitalisation of reserves or otherwise.

6.5 Exchange of Interim Receipts: The Custodian shall exchange interim receipts or temporary Securities for definitive certificates or Securities.

6.6 Expenses and Disbursements: The Custodian may make cash disbursements for expenses and stamp duties and transfer taxes in handling Securities

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     and for similar items in connection with the Custodian's duties under this Agreement. Any such disbursements, and all transaction and other agreed fees and expenses charged by the Custodian under this Agreement (together with value added tax, if any) shall be debited to the Customer Account.

6.7 Delivery of Information and Documents: The Custodian shall deliver to the Customer transaction advices and/or regular statements of account showing the Securities held and any cash balances held under the terms of this Agreement at such intervals as may be agreed with the Customer and shall notify the Customer of all notices, reports and other financial information relating to the Securities when received by it which in its opinion require action and obtain the Customer's Instructions as to the action to be taken in connection therewith. The Custodian shall check for errors all transaction advices and/or statements of account received by it from any agent appointed under Clause 7.1. Each time the Customer and the Custodian agree normal categories of Securities, and the markets in which they are to be dealt in (including acceptance by the Custodian of Securities outside such categories or to be dealt in on other market(s)) as contemplated by Clause 4.2, the Custodian shall inform the Customer of the identity of each agent (if any) appointed under Clause 7.1 which will or may have any such Securities deposited with it. The Custodian shall also keep the Customer informed about any changes (including additions and terminations) in any such agents.

6.8 Records: Records of all transactions in the Securities and any cash balances held by the Custodian under the terms of the Agreement shall be maintained by the Custodian and shall be made available for inspection and audit on the Custodian's premises at reasonable times by the Customer, any representative of the Customer and the independent accountants employed by the Customer. Wherever practicable, the Custodian shall endeavour to ensure that the Customer's independent accountants are afforded access to the records of transactions in the Securities and cash balances maintained by any agent appointed by the Custodian under Clause 7.1 and pertaining to the Customer.

6.9 Right to take Action: Notwithstanding the provisions of Clause 5 and 6.7 above, the Custodian shall be entitled in its absolute discretion to take any action in relation to the Securities, including without limitation the exercise of rights attached thereto and the satisfaction of liabilities arising therefrom or any other action on behalf of the Customer which the Custodian considers is necessary or desirable to safeguard the Securities or further the Customer's interests in the event that no Instructions to the contrary are received or that circumstances make it impracticable for the Custodian to obtain any, or any timely, Instructions.

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7    Appointment of Agents and Advisers

7.1 General Agents: The Custodian shall be entitled to appoint agents, whether in its own name or that of the Customer, to perform any of the duties undertaken by the Custodian in this Agreement. The Custodian may delegate to any agent so appointed any of the functions to be performed by the Custodian under this Agreement including without limitation the collection of payments due on Securities. The Custodian shall forthwith notify the Customer upon any such appointment.

     Any such agent shall be a person whom the Custodian reasonably believes to be a person whose business includes the provision of investment custodial services, and all cash and Securities deposited with or held by any such agent will be at the risk of the Customer as regards any act, omission or insolvency of such agent and any laws, acts, decrees, regulations, edicts, orders or other mandates, and any acts of warfare, seizure, confiscation, destruction or impairment of property, promulgated and/or done by any court or by any governmental, military or civil authority, whether de jure or de facto in control of or operating at the place where such agent is located. The Custodian's sole obligation, in the event of any loss in connection with any cash and Securities held by or deposited with any such agent will be to assign to the Customer such rights (if any) as the Custodian may have against such agent.

7.2 Legal and other Advisers: If the Custodian considers it necessary it may request advice from legal or other professional advisers of its own choosing in connection with any action to be taken by the Custodian in relation to the Securities.

7.3 Remuneration for Agents and Advisers: If the Custodian appoints any agent or adviser pursuant to 7.1 or 7.2 above, it shall be entitled to pay normal remuneration to such agent or adviser and, in the case of any such agent, and any such adviser which the Custodian may appoint having
     determined that such appointment is necessary or advisable   in
     connection with the Custodian's protecting or enforcing its rights under this Agreement and/or any amendment or in any other case where such adviser is appointed with the prior written approval of the Customer, such remuneration shall be for the account of the Customer.

8    Scope of Responsibility and Indemnity

8.1 Liability of the Custodian: Subject to the provisions of this Agreement the Custodian shall use all reasonable care in the performance of its duties under this Agreement. The Custodian's liability at any time in connection with any cash and Securities deposited under the terms of this Agreement shall be subject to Clause 7.1 and shall not in any

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     circumstances exceed the amount or (as appropriate) market value of such cash and Securities at the time of failure to exercise reasonable care as aforesaid whether or not then held by the Custodian.

     The Custodian shall have no liability or responsibility to the Customer with respect to any changes in the standard of currencies of property or with respect to any fluctuations or changes in the conversion value of property into other currencies and/or property.

8.2 Custodian's right to rely on Instructions: Subject to Clause 8.1, the Custodian may rely in the performance of its duties under this Agreement upon any Instructions believed by it to be genuine and given by any person specified in or notified pursuant to Clause 11.

8.3 Responsibility for Insurance: Without prejudice to the liability of the Custodian from time to time pursuant to any other provision of this Agreement, the Custodian shall not be responsible for insuring any Securities.

8.4 Customer's Responsibility to examine documents: Upon receipt of each and every transaction advice and/or statement of account supplied to it by the Custodian pursuant to Clause 6.7, the Customer shall examine the same and notify the Custodian within 4 Business Days of the date of receipt of any such advice or statement of any discrepancy between Instructions given and the situation shown therein and/or of any other errors therein. In the absence of such notification by the Customer the Custodian shall not (in the absence of gross negligence or wilful default on its own behalf) be liable for the consequences of any such discrepancy or error which was made or existed during the period covered by such statement or transaction indicated by such advice.

8.5 Indemnity: The Customer agrees to indemnify the Custodian, and to hold the Custodian harmless, against all costs, liabilities and expenses including (without limitation) legal fees and disbursements, arising directly or indirectly:

     8.5.1 from the fact that Securities are registered in the name of or deposited with the Custodian or

     8.5.2 (without limiting the generality of 8.5.1 above), from any act or thing which the Custodian takes or does or omits to take or do in relation to the Securities, provided that the Custodian shall not be indemnified against any liability arising out of the Custodian's own gross negligence or wilful default or

     8.5.3 from the Custodian's relying on any Instructions as referred to in Clause 8.2 provided that the Custodian shall not be

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               indemnified against any liability arising out of the
               Custodian's own gross negligence or wilful default.

8.6 Right to Deduct: The Custodian shall be entitled to deduct or withhold from any amount which is received by it for the account of the Customer or which is payable by it to the Customer or, at its option, to debit to the Customer Account any amount payable to the Custodian under this Agreement.

8.7 The Rules: Nothing in this Agreement shall exclude or restrict any obligation which the Custodian has under the Rules in relation to the Customer, whether as regards its activities as custodian of Safe Custody Investments or otherwise, or any liability which the Custodian may incur under the Financial Services Act 1986 or the Rules in respect of a breach of any such obligation. It is further agreed that the Custodian will hold all Securities (whether or not Safe Custody Investments as defined in the Rules) as though Chapter 4 of the Rules regulated the Custodian's custodianship thereof, except in so far as any of the Rules regulate the Custodian's activities under this Agreement in priority to the said Chapter 4. This Agreement shall be construed accordingly.

9    Lien

     The Custodian shall have a general lien on all monies and Securities from time to time held by it under this Agreement as security for all obligations of the Customer under this Agreement for amounts becoming due or owing for safekeeping and administration. In the event of failure by the Customer to discharge any of such obligations when due, the Custodian shall be entitled to apply in or towards discharge thereof such monies as aforesaid held by it and shall be entitled without notice to the Customer to sell or otherwise realise any of the Securities so held by it and apply the proceeds of such realisation in or towards discharge of the said obligations.

10   Termination

     Either party hereto may terminate this Agreement on giving not less than thirty days' written notice to the other party. This Agreement shall automatically terminate as to the applicable Customer upon release by MLI of all of the Securities deposited by such Customer hereunder with the Custodian. Upon such termination the Custodian shall, subject to Clause 9, account to any such successor custodian as the Customer shall, within 14 days of such termination, designate in writing to the Custodian (and, failing any such designation, to the Customer) for all monies and Securities then held by it pursuant to this Agreement.



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11   Instructions

     The Customer hereby authorises the Custodian to act in relation to the Securities and cash on Instructions received from persons whose names and signatures are set out in a list which shall be provided by the Customer for such purpose, shall specify the number of such persons who must give such Instructions for them to be effective and shall be signed by any two of the persons whose names and signatures are set out below.

     NAME                           SIGNATURES

     John Moore
                                    --------------------------
     Henry Herms
                                    --------------------------

     Any such list shall be superseded by any later list, signed by any two of the above persons, which the Customer may from time to time provide. The Customer may also notify the Custodian by Instructions signed by any two of the above persons of additional person(s) who may sign any such list and upon whose signature of such list the Custodian is authorised to rely, any such Instructions to contain specimen signature(s) of such additional person(s).

12   Notices

12.1 The Customer and the Custodian may from time to time issue Instructions, notices or other communications either orally or in writing (but in writing only where so provided under this Agreement) and the Custodian shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken in good faith pursuant to Instructions, notices or other communications so given or made, subject to Clause 8.1.

12.2 Each oral communication under this Agreement shall be directed, if to the Custodian, to such officer(s) of the Custodian as may be notified by the Custodian to the Customer from time to time, and if to the Customer, to such representative(s) of the Customer as may be notified to the Custodian from time to time. Each written communication under this Agreement shall be addressed as set out under the relevant party's name at the end of this Agreement, or to such other address, telex or facsimile number or marked for the attention of such other person as may be notified by the relevant addressee from time to time to the other party. Notices to the Customer shall be deemed to have been received two days after being deposited for overnight delivery with any reputable overnight delivery service and immediately in the case of a telex, fax or oral communication.


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13   Governing Law

     This Agreement and all contemporaneous and subsequent mandates, Instructions and agreements between the parties pursuant to this Agreement shall be governed by and construed in accordance with English law and, in relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings"), the Customer hereby and for the benefit of the Custodian submits to the jurisdiction of the courts of England and any New York State or United States Federal court sitting in New York City, and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. Those submissions shall not affect the Custodian's right to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any court of competent jurisdiction preclude the Custodian from taking Proceedings in any other court of competent jurisdiction (whether concurrently or not).

This Agreement has been entered into in London on the date stated at the beginning.


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MERRILL LYNCH INTERNATIONAL

By:   /S/ John Piccitto

Name:     John Piccitto

Title:    Director of Equity Markets
          Global Equity Finance

          20 Farringdon Road
          P.O. Box 293
          London
          EC1M 3NH



Attention:     International Prime Brokerage
Fax No:        44 17l 892 4860
Telephone:     44 171 892 4920


     LF Strategic Realty Investors L.P.,
     a Delaware limited partnership
     c/o Lazard Freres Real Estate Investors L.L.C.
     30 Rockefeller Plaza, 50th Floor
     New York, NY 10020

     By:  Lazard Freres Real Estate Investors L.L.C., a
          New York limited liability company, its general partner

          By: /s/ John A. Moore
             ---------------------------------
              Name:   John A. Moore
              Title:  Principal & Chief Financial Officer


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     Prometheus AAPT Holdings, L.L.C.,
     a Delaware limited liability company
     c/o Lazard Freres Real Estate Investors L.L.C.
     30 Rockefeller Plaza, 50th Floor
     New York, NY 10020

     By:  LF Strategic Realty Investors L.P.,
          a Delaware limited partnership, its managing member

          By:  Lazard Freres Real Estate Investors L.L.C.,
               a New York limited liability company,
               its general partner

               By:      /s/ John A. Moore
                  ---------------------------------
                   Name:    John A. Moore
                   Title:   Chief Financial Officer

     Prometheus Western Retail, LLC,
     a Delaware limited liability company
     c/o Lazard Freres Real Estate Investors L.L.C.
     30 Rockefeller Plaza, 50th Floor
     New York, NY 10020

     By:  Prometheus Western Retail Trust, a
          Maryland real estate investment trust,
          its managing member

          By:     /s/ John A. Moore
             ---------------------------------
              Name:   John A. Moore
              Title:  Vice President and Chief Financial Officer


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